EXHIBIT 99.1





              GRAND UNION TO RAISE $100 MILLION IN NEW EQUITY
                   The Shamrock Group and GE Investments
                        Become Majority Shareholders


     WAYNE, NJ, July 30, 1996 --- The Grand Union Company's Board of Directors today authorized the signing of a definitive agreement to sell $100 million of convertible preferred stock to an investment group comprised of the Shamrock Group and affiliates of GE Investments. The Shamrock Group's investment partners include Shamrock executives, the Roy
E. Disney family and a subsidiary of the General Electric Pension Trust. Shamrock Capital Advisors, Inc., of Burbank, CA, will provide on-going advisory and consulting services to the Company.

     The principal terms of the investment are:
          -   $100 million of convertible preferred stock;

          - 8.5% dividend payable quarterly in cash, additional shares of convertible preferred or common stock;

          - Conversion price equal to a 20% premium over a 30-day volume weighted average pre-closing stock price, subject to a maximum conversion price of $7.25 and a minimum conversion price of $6.50.

     On a fully diluted basis, the Shamrock/GE Investments investor group would own between 58% and 61% of Grand Union's common stock. They will be entitled to appoint a majority of Grand Union's Board of Directors. Roger
E. Stangeland has agreed to continue as Chairman of the Board.

     Proceeds from the sale of the convertible preferred stock will be used to accelerate Grand Union's capital spending program over the next three years. Consistent with the Company's customer-focused strategic plan for long-term growth, the new equity capital will supplement internally generated cash flow to fund 78 major store projects. This includes new stores,



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replacement stores, enlargements and within-the-four-walls renovations. The
$100 million equity investment will be drawn down in stages beginning at closing which could occur as early as mid-September. Subsequent, unconditional draws will be made over the following two years.

     Closing of the investment is subject to customary conditions, including support by a majority of the Company's shareholders. The Company's largest current shareholder, Putnam Investments, Inc., which beneficially holds approximately 31% of its common stock, fully supports the transaction. The Company is also seeking consents from its bank lenders to permit the sale of convertible preferred stock and to provide the Company additional operating flexibility consistent with its expanded capital spending plan. The Company will seek similar consents from its 12% Senior Noteholders.

     Mr. Stangeland said "This infusion of new equity capital is a most positive step for Grand Union and Grand Union shareholders. The additional capital allows the Company to fully implement the business plan that was developed in 1995. The vote of confidence expressed by GE Investments, Shamrock and the Disney family is a strong endorsement of the progress made at Grand Union in the past year. The investor group brings substantial additional resources to Grand Union, forming a partnership dedicated to enhancing long-term growth and shareholder value."

     Stanley P. Gold, President and Chief Executive Officer of the Shamrock Group, said the partnership is looking forward to a mutually-rewarding relationship with Grand Union. "The Company has a strong franchise in a most attractive market," Mr. Gold stated, "and we believe its business fundamentals are sound. We are confident that under the leadership of Roger and his team, Grand Union's new strategic plan will produce positive results over both the near and long term."

     Joseph J. McCaig, President and Chief Executive Officer of Grand Union, added "This new capital will allow us to accelerate our store network improvement program which is heavily skewed to the renovation of existing





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stores. Of 78 total store projects, 50 are major existing building remodelings of valuable locations using our new prototypes which we know produce impressive productivity improvements. The 28 other projects are enlargements, on-site replacements of existing stores or new stores.

     Donaldson, Lufkin & Jenrette has acted as exclusive financial advisor to Grand Union in this transaction.

     Grand Union operates 229 retail food stores under the Grand Union trade name in Connecticut, New Hampshire, New Jersey, New York,
Pennsylvania and Vermont. Its common stock is traded on the NASDAQ National Market under the ticker symbol GUCO. Sales for the Company's 52-week fiscal year ended March 30, 1996, were $2.3 billion.